Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Second Quarter 2016 Earnings
Earnings per share of $0.62 for second quarter 2016, compared to $0.58 for second quarter 2015 and $0.62 for first quarter 2016

CHICAGO, July 21, 2016 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $50.4 million, or $0.62 per diluted share, for the second quarter 2016, compared to $46.4 million, or $0.58 per diluted share, for the second quarter 2015, and $49.6 million, or $0.62 per diluted share, for the first quarter 2016. Second quarter 2016 results included $6.3 million of costs related to the Company’s recently announced transaction with CIBC, which reduced earnings per share by $0.05 on an after-tax basis. For the six months ended June 30, 2016, the Company had net income of $99.9 million, or $1.24 per diluted share, compared to $87.9 million, or $1.10 per diluted share, for the six months ended June 30, 2015.

“Our second quarter results reflect strong client growth, coupled with lower payoffs, which helped drive net loan growth higher this quarter compared to first quarter,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Our success in building deep and lasting client relationships led to an 8 percent increase in net income year over year to $50.4 million, with an 11 percent increase in net interest income and a 12 percent increase in noninterest income.

“At the end of the quarter, we announced our strategic transaction with CIBC, a leading Canadian bank that shares our commitment to clients, communities and team members,” Richman continued. “We look forward to continuing to execute our strategy with the additional strength and depth of resources CIBC will bring following the completion of the transaction, currently expected in first quarter 2017.”

Second Quarter 2016 Highlights

•
During the quarter, total loans grew to $14.0 billion, up $1.5 billion from a year ago and $578.1 million from March 31, 2016, driven primarily by activity in commercial and industrial and commercial real estate loans.

•
Total deposits were $14.6 billion, increasing $1.2 billion from a year ago and $92.5 million from March 31, 2016. Noninterest-bearing demand deposits grew 22 percent from a year ago, representing 31 percent of total deposits at June 30, 2016, compared to 30 percent at March 31, 2016.

•	Net interest margin was 3.28 percent, compared to 3.17 percent for the second quarter 2015 and 3.30 percent for the first quarter 2016.

•
Operating profit of $86.1 million benefited from continued growth in earning assets and higher fee income, increasing 12 percent from the second quarter 2015 and 3 percent from the first quarter 2016. Non-interest expense for the second quarter 2016 included $6.3 million of transaction-related costs, which reduced earnings per share by $0.05 on an after-tax basis.

•	The provision for loan and covered loan losses was $5.6 million for the second quarter 2016, compared to $2.1 million for the second quarter 2015 and $6.4 million for the first quarter 2016.

•	Return on average assets was 1.14 percent and return on average common equity was 11.2 percent for the second quarter 2016.

Operating Performance

Net interest income grew to $142.0 million in the second quarter 2016, increasing 14 percent from the second quarter 2015 and 2 percent from the first quarter 2016, primarily driven by growth in average loans of 10 percent compared to second quarter 2015 and 3 percent compared to the first quarter 2016. The December 2015 interest rate increase also contributed to higher net interest income compared to the prior year period.

Net interest margin was 3.28 percent in the second quarter 2016, up 11 basis points from a year ago and down 2 basis points from the first quarter 2016. Loan yields were slightly higher on a sequential basis, largely reflecting higher loan fees and interest recoveries on previous nonaccrual loans, which contributed 5 basis points in total to loan yields for the second quarter 2016. The level of loan fees tends to be uneven quarter-to-quarter. Excluding the contribution from loan fees and hedging, loan yields continue to compress in the current environment. Securities yields declined 8 basis points from the first quarter 2016, as the low rate environment has accelerated prepayment speeds and reduced yields on securities purchased during the quarter. Higher rates paid on certain money market accounts contributed to a slight rise in deposit costs on a sequential basis.

Noninterest income was $37.1 million in the second quarter 2016, increasing 12 percent from the second quarter 2015 and 10 percent from the first quarter 2016. Treasury management fees were $8.3 million in the second quarter 2016, up 12 percent from the second quarter 2015 and 1 percent from the first quarter 2016, primarily reflecting the onboarding of new commercial clients. Mortgage banking revenue was seasonally stronger, increasing $1.6 million on a sequential basis and reflecting a higher volume of loans sold. Capital markets revenue for the second quarter 2016 reflected a negative credit valuation adjustment (CVA) of $1.0 million, compared to a negative CVA of $1.9 million for the first quarter 2016. Excluding the CVA impact for all periods, capital markets revenue was $6.9 million in the second quarter 2016, declining slightly from the first quarter 2016.

Asset management revenue was $5.5 million in the second quarter 2016, increasing 17 percent from the second quarter 2015 and the first quarter 2016. The addition of a custodial account totaling $2.4 billion late in the first quarter 2016 contributed approximately two-thirds of the increase in asset management revenue on a sequential basis. It is anticipated that this account will be reduced by approximately $1.4 billion by the end of the third quarter 2016 as funds are disbursed or redeployed. Assets under management and administration were $10.7 billion as of June 30, 2016, compared to $7.5 billion a year ago and $9.6 billion at March 31, 2016.

Expenses

Noninterest expense for the second quarter 2016 increased $12.3 million from the second quarter 2015 and $3.7 million from the first quarter 2016. Included in second quarter 2016 non-interest expense were $6.3 million of transaction-related expenses that were largely reflected in professional services expense. The efficiency ratio was 52.2 percent for the second quarter 2016, compared to 51.6 percent for the second quarter 2015 and 51.9 percent for the first quarter 2016. The transaction-related expenses increased the second quarter 2016 efficiency ratio by 340 basis points.

Salaries and benefits expense declined $3.0 million compared to the first quarter 2016, as sequentially lower payroll taxes and benefits expense were partially offset by a full quarter’s impact of annual salary adjustments and additional performance-based incentive compensation accruals. Compared to the second quarter 2015, compensation expense increased $5.3 million, largely reflecting additional hires made over the last year and annual salary adjustments.

The effective tax rate for the second quarter 2016 was 36.5 percent, compared to 37.0 percent for the second quarter 2015 and 35.0 percent for the first quarter 2016. The lower tax rate in the first quarter 2016 was primarily attributable to net tax benefits of $1.5 million, largely related to the adoption of a new accounting standard regarding income taxes associated with share-based compensation.

Credit Quality

The allowance for loan losses was $168.6 million, or 1.20 percent of total loans, at June 30, 2016, compared to $165.4 million, or 1.23 percent of total loans, at March 31, 2016. The provision for loan losses was $5.6 million for the second quarter 2016, increasing $3.5 million from the second quarter 2015 and $866,000 from the first quarter 2016. Annualized net charge-offs to average loans were 0.07 percent for the second quarter 2016, compared to 0.05 percent for the second quarter 2015 and the first quarter 2016.

Nonperforming assets were 0.44 percent of total assets at June 30, 2016, compared to 0.42 percent at March 31, 2016. At June 30, 2016, nonperforming loans were $65.4 million, increasing $6.4 million from March 31, 2016. OREO increased $274,000 to $14.5 million at June 30, 2016.

Balance Sheet

Total assets were $18.2 billion at June 30, 2016, compared to $16.2 billion at June 30, 2015, and $17.7 billion at March 31, 2016. Total loans of $14.0 billion increased 12 percent from June 30, 2015, and 4 percent from March 31, 2016. Loan growth for the second quarter 2016 reflected loans to new clients of $421.9 million, payoffs lower than the five quarter average, and higher draws on revolving loans. At June 30, 2016, commercial loans represented 64 percent of total loans compared to 65 percent at March 31, 2016, and commercial real estate and construction loans represented 30 percent of total loans, compared to 29 percent of total loans at March 31, 2016.

Total liabilities were $16.3 billion at June 30, 2016, compared to $14.6 billion at June 30, 2015, and $15.9 billion at March 31, 2016. Total deposits were $14.6 billion at June 30, 2016, increasing 9 percent from June 30, 2015, and 1 percent from March 31, 2016. Noninterest-bearing demand deposits increased $173.7 million from March 31, 2016, representing 31 percent of total deposits at June 30, 2016, compared to 28 percent a year ago and 30 percent at March 31, 2016. Deposit funding was supplemented during the second quarter 2016 by an increase in traditional brokered deposits and short-term borrowings. At June 30, 2016, the loan-to-deposit ratio was 96 percent, compared to 94 percent as of June 30, 2015, and 93 percent as of March 31, 2016. Given the nature of our commercial client base, deposit balances have historically increased in the second half of the year compared to the first half.

Capital

As of June 30, 2016, the total risk-based capital ratio was 12.42 percent, the Tier 1 risk-based capital ratio was 10.66 percent, and the leverage ratio was 10.56 percent. The common equity Tier 1 ratio was 9.70 percent and the tangible common equity ratio was 9.60 percent at the end of the second quarter 2016.

No Quarterly Conference Call

In light of PrivateBancorp's announcement regarding its proposed transaction with CIBC, PrivateBancorp does not intend to conduct an earnings conference call to discuss second quarter 2016 results.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of June 30, 2016, the Company had 34 offices in 12 states and $18.2 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•
the possibility that the transaction with CIBC does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; or the possibility that, as a result of the announcement and pendency of the proposed transaction, we experience difficulties in employee retention and/or clients or vendors seek to change their existing business relationships with us, or competitors change their strategies to compete against us, any of which may have a negative impact on our business or operations;

•	uncertainty regarding geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	unanticipated changes in monetary policies of the Federal Reserve or significant adjustments in the pace of, or market expectations for, future interest rate changes;

•	availability of sufficient and cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance or regulatory costs and burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Form 10-Q for the quarter ended March 31, 2016, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest Income
Loans, including fees	$144,164	$125,647	$284,231	$248,349
Federal funds sold and interest-bearing deposits in banks	335	245	675	506
Securities:
Taxable	15,158	13,541	30,368	27,097
Exempt from Federal income taxes	2,296	1,981	4,629	3,787
Other interest income	170	63	320	111
Total interest income	162,123	141,477	320,223	279,850
Interest Expense
Deposits	13,895	11,649	27,036	22,904
Short-term borrowings	995	234	1,225	431
Long-term debt	5,216	4,972	10,427	9,900
Total interest expense	20,106	16,855	38,688	33,235
Net interest income	142,017	124,622	281,535	246,615
Provision for loan and covered loan losses	5,569	2,116	11,971	7,762
Net interest income after provision for loan and covered loan losses	136,448	122,506	269,564	238,853
Non-interest Income
Asset management	5,539	4,741	10,264	9,104
Mortgage banking	4,607	4,152	7,576	7,927
Capital markets products	5,852	4,919	11,051	9,091
Treasury management	8,290	7,421	16,476	14,748
Loan, letter of credit and commitment fees	5,538	4,914	10,738	10,020
Syndication fees	5,664	5,375	11,098	7,997
Deposit service charges and fees and other income	1,060	1,538	2,418	7,155
Net securities gains (losses)	580	(1)	1,111	533
Total non-interest income	37,130	33,059	70,732	66,575
Non-interest Expense
Salaries and employee benefits	55,326	50,020	113,665	102,381
Net occupancy and equipment expense	7,012	7,055	14,227	13,989
Technology and related costs	5,487	4,524	10,780	8,875
Marketing	3,925	4,666	8,329	8,244
Professional services	9,490	2,585	12,484	4,895
Outsourced servicing costs	2,052	2,034	3,892	3,714
Net foreclosed property expenses	360	585	926	1,913
Postage, telephone, and delivery	945	899	1,785	1,761
Insurance	3,979	3,450	7,799	6,661
Loan and collection expense	2,017	2,210	3,549	4,478
Other expenses	3,623	3,869	7,273	8,131
Total non-interest expense	94,216	81,897	184,709	165,042
Income before income taxes	79,362	73,668	155,587	140,386
Income tax provision	28,997	27,246	55,670	52,480
Net income available to common stockholders	$50,365	$46,422	$99,917	$87,906
Per Common Share Data
Basic earnings per share	$0.63	$0.59	$1.26	$1.12
Diluted earnings per share	$0.62	$0.58	$1.24	$1.10
Cash dividends declared	$0.01	$0.01	$0.02	$0.02
Weighted-average common shares outstanding	78,849	77,942	78,699	77,676
Weighted-average diluted common shares outstanding	80,317	79,158	80,086	78,837
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	2Q16	1Q16	4Q15	3Q15	2Q15
Interest Income
Loans, including fees	$144,164	$140,067	$137,006	$132,106	$125,647
Federal funds sold and interest-bearing deposits in banks	335	340	229	168	245
Securities:
Taxable	15,158	15,210	14,587	13,599	13,541
Exempt from Federal income taxes	2,296	2,333	2,306	2,177	1,981
Other interest income	170	150	115	69	63
Total interest income	162,123	158,100	154,243	148,119	141,477
Interest Expense
Deposits	13,895	13,141	12,364	11,838	11,649
Short-term borrowings	995	230	201	24	234
Long-term debt	5,216	5,211	5,087	5,048	4,972
Total interest expense	20,106	18,582	17,652	16,910	16,855
Net interest income	142,017	139,518	136,591	131,209	124,622
Provision for loan and covered loan losses	5,569	6,402	2,831	4,197	2,116
Net interest income after provision for loan and covered loan losses	136,448	133,116	133,760	127,012	122,506
Non-interest Income
Asset management	5,539	4,725	4,392	4,462	4,741
Mortgage banking	4,607	2,969	2,812	3,340	4,152
Capital markets products	5,852	5,199	6,341	3,098	4,919
Treasury management	8,290	8,186	7,883	8,010	7,421
Loan, letter of credit and commitment fees	5,538	5,200	4,958	5,670	4,914
Syndication fees	5,664	5,434	4,844	4,364	5,375
Deposit service charges and fees and other income	1,060	1,358	1,389	1,585	1,538
Net securities gains (losses)	580	531	29	260	(1)
Total non-interest income	37,130	33,602	32,648	30,789	33,059
Non-interest Expense
Salaries and employee benefits	55,326	58,339	52,619	50,019	50,020
Net occupancy and equipment expense	7,012	7,215	7,127	7,098	7,055
Technology and related costs	5,487	5,293	5,221	4,665	4,524
Marketing	3,925	4,404	4,196	3,682	4,666
Professional services	9,490	2,994	2,746	3,679	2,585
Outsourced servicing costs	2,052	1,840	1,994	1,786	2,034
Net foreclosed property expenses	360	566	1,217	1,080	585
Postage, telephone, and delivery	945	840	964	857	899
Insurance	3,979	3,820	3,644	3,667	3,450
Loan and collection expense	2,017	1,532	1,754	2,324	2,210
Other expenses	3,623	3,650	1,538	6,318	3,869
Total non-interest expense	94,216	90,493	83,020	85,175	81,897
Income before income taxes	79,362	76,225	83,388	72,626	73,668
Income tax provision	28,997	26,673	31,251	27,358	27,246
Net income available to common stockholders	$50,365	$49,552	$52,137	$45,268	$46,422
Per Common Share Data
Basic earnings per share	$0.63	$0.63	$0.66	$0.58	$0.59
Diluted earnings per share	$0.62	$0.62	$0.65	$0.57	$0.58
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	78,849	78,550	78,366	78,144	77,942
Weighted-average diluted common shares outstanding	80,317	79,856	79,738	79,401	79,158
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Consolidated Balance Sheets
(Dollars in thousands)
	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
	Unaudited	Unaudited	Audited	Unaudited	Unaudited
Assets
Cash and due from banks	$155,292	$133,001	$145,147	$145,477	$185,983
Federal funds sold and interest-bearing deposits in banks	230,036	337,465	238,511	231,600	192,531
Loans held-for-sale	61,360	64,029	108,798	76,225	54,263
Securities available-for-sale, at fair value	1,864,636	1,831,848	1,765,366	1,703,926	1,698,233
Securities held-to-maturity, at amortized cost	1,435,334	1,456,760	1,355,283	1,293,433	1,199,120
Federal Home Loan Bank ("FHLB") stock	21,113	38,113	26,613	30,740	25,854
Loans – excluding covered assets, net of unearned fees	14,035,808	13,457,665	13,266,475	13,079,314	12,543,281
Allowance for loan losses	(168,615)	(165,356)	(160,736)	(162,868)	(157,051)
Loans, net of allowance for loan losses and unearned fees	13,867,193	13,292,309	13,105,739	12,916,446	12,386,230
Covered assets	25,151	25,769	26,954	28,559	30,529
Allowance for covered loan losses	(5,525)	(5,526)	(5,712)	(6,337)	(6,332)
Covered assets, net of allowance for covered loan losses	19,626	20,243	21,242	22,222	24,197
Other real estate owned, excluding covered assets	14,532	14,806	7,273	12,760	15,084
Premises, furniture, and equipment, net	43,394	41,717	42,405	38,265	37,672
Accrued interest receivable	47,209	47,349	45,482	43,064	43,442
Investment in bank owned life insurance	57,380	57,011	56,653	56,292	55,926
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	2,349	2,890	3,430	4,008	4,586
Derivative assets	80,995	66,406	40,615	59,978	47,442
Other assets	174,701	169,384	196,250	159,531	154,672
Total assets	$18,169,191	$17,667,372	$17,252,848	$16,888,008	$16,219,276
Liabilities
Deposits:
Noninterest-bearing	$4,511,893	$4,338,177	$4,355,700	$4,068,816	$3,702,377
Interest-bearing	10,045,501	10,126,692	9,989,892	9,828,923	9,686,559
Total deposits	14,557,394	14,464,869	14,345,592	13,897,739	13,388,936
Short-term borrowings	1,287,934	602,365	372,467	514,121	434,695
Long-term debt	338,262	688,238	688,215	688,191	688,169
Accrued interest payable	7,967	6,630	7,080	6,509	7,543
Derivative liabilities	27,940	22,498	18,229	21,967	24,696
Other liabilities	118,544	114,781	122,314	111,482	90,441
Total liabilities	16,338,041	15,899,381	15,553,897	15,240,009	14,634,480
Equity
Common stock	78,918	78,894	78,439	78,197	78,047
Treasury stock	—	(4,389)	(103)	(63)	(29)
Additional paid-in capital	1,082,173	1,078,470	1,071,674	1,060,274	1,051,778
Retained earnings	629,976	580,418	531,682	480,342	435,872
Accumulated other comprehensive income, net of tax	40,083	34,598	17,259	29,249	19,128
Total equity	1,831,150	1,767,991	1,698,951	1,647,999	1,584,796
Total liabilities and equity	$18,169,191	$17,667,372	$17,252,848	$16,888,008	$16,219,276

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	2Q16		1Q16		4Q15		3Q15		2Q15
Selected Statement of Income Data:
Net interest income	$142,017		$139,518		$136,591		$131,209		$124,622
Net revenue (1)(2)	$180,341		$174,337		$170,445		$163,134		$158,717
Operating profit (1)(2)	$86,125		$83,844		$87,425		$77,959		$76,820
Provision for loan and covered loan losses	$5,569		$6,402		$2,831		$4,197		$2,116
Income before income taxes	$79,362		$76,225		$83,388		$72,626		$73,668
Net income available to common stockholders	$50,365		$49,552		$52,137		$45,268		$46,422
Per Common Share Data:
Basic earnings per share	$0.63		$0.63		$0.66		$0.58		$0.59
Diluted earnings per share	$0.62		$0.62		$0.65		$0.57		$0.58
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$23.04		$22.29		$21.48		$20.90		$20.13
Tangible book value (period end) (1)(2)	$21.83		$21.07		$20.25		$19.65		$18.88
Market value (period end)	$44.03		$38.60		$41.02		$38.33		$39.82
Book value multiple (period end)	1.91	x	1.73	x	1.91	x	1.83	x	1.98	x
Share Data:
Weighted-average common shares outstanding	78,849		78,550		78,366		78,144		77,942
Weighted-average diluted common shares outstanding	80,317		79,856		79,738		79,401		79,158
Common shares issued (period end)	79,464		79,443		79,099		78,865		78,718
Common shares outstanding (period end)	79,464		79,322		79,097		78,863		78,717
Performance Ratio:
Return on average common equity	11.20%		11.40%		12.29%		11.05%		11.85%
Return on average assets	1.14%		1.15%		1.21%		1.09%		1.15%
Return on average tangible common equity (1)(2)	11.91%		12.16%		13.13%		11.85%		12.75%
Net interest margin (1)(2)	3.28%		3.30%		3.25%		3.23%		3.17%
Fee revenue as a percent of total revenue (1)	20.47%		19.16%		19.28%		18.88%		20.97%
Non-interest income to average assets	0.84%		0.78%		0.75%		0.74%		0.82%
Non-interest expense to average assets	2.12%		2.09%		1.92%		2.04%		2.03%
Net overhead ratio (1)	1.29%		1.32%		1.16%		1.30%		1.21%
Efficiency ratio (1)(2)	52.24%		51.91%		48.71%		52.21%		51.60%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	96.42%		93.04%		92.48%		94.11%		93.68%
Average interest-earning assets to average interest-bearing liabilities	151.10%		153.64%		152.94%		149.67%		144.67%
Capital Ratios (period end):
Total risk-based capital (1)	12.42%		12.56%		12.37%		12.28%		12.41%
Tier 1 risk-based capital (1)	10.66%		10.76%		10.56%		10.39%		10.49%
Tier 1 leverage ratio (1)	10.56%		10.50%		10.35%		10.35%		10.24%
Common equity Tier 1 (1)	9.70%		9.76%		9.54%		9.35%		9.41%
Tangible common equity to tangible assets (1)(2)	9.60%		9.51%		9.34%		9.23%		9.22%
Total equity to total assets	10.08%		10.01%		9.85%		9.75%		9.77%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	2Q16	1Q16	4Q15	3Q15	2Q15
Additional Selected Information:
(Increase) decrease credit valuation adjustment on capital markets derivatives (1)	$(1,033)	$(1,904)	$1,043	$(1,227)	$616
Salaries and employee benefits:
Salaries and wages	$30,335	$28,963	$28,113	$28,143	$27,461
Share-based costs	4,618	6,357	4,871	4,509	4,316
Incentive compensation and commissions	15,882	13,307	14,676	13,308	13,091
Payroll taxes, insurance and retirement costs	4,491	9,712	4,959	4,059	5,152
Total salaries and employee benefits	$55,326	$58,339	$52,619	$50,019	$50,020
Loan and collection expense:
Loan origination and servicing expense	$1,666	$1,297	$1,445	$1,522	$1,607
Loan remediation expense	351	235	309	802	603
Total loan and collection expense	$2,017	$1,532	$1,754	$2,324	$2,210
Transaction related expenses	$6,270	$—	$—	$—	$—
Assets under management and administration (AUMA):
Personal managed	$2,017,797	$1,867,572	$1,872,737	$1,839,829	$1,892,973
Corporate and institutional managed	2,526,043	1,592,394	1,787,187	1,800,522	1,883,166
Total managed assets	4,543,840	3,459,966	3,659,924	3,640,351	3,776,139
Custody assets	6,144,472	6,161,827	3,631,149	3,519,364	3,682,388
Total AUMA	$10,688,312	$9,621,793	$7,291,073	$7,159,715	$7,458,527

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	2Q16	1Q16	4Q15	3Q15	2Q15
Basic earnings per common share
Net income	$50,365	$49,552	$52,137	$45,268	$46,422
Net income allocated to participating stockholders (2)	(381)	(425)	(412)	(354)	(366)
Net income allocated to common stockholders	$49,984	$49,127	$51,725	$44,914	$46,056
Weighted-average common shares outstanding	78,849	78,550	78,366	78,144	77,942
Basic earnings per common share	$0.63	$0.63	$0.66	$0.58	$0.59
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$49,990	$49,134	$51,729	$44,922	$46,059
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	78,849	78,550	78,366	78,144	77,942
Dilutive effect of stock awards	1,468	1,306	1,372	1,257	1,216
Weighted-average diluted common shares outstanding	80,317	79,856	79,738	79,401	79,158
Diluted earnings per common share	$0.62	$0.62	$0.65	$0.57	$0.58

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and performance share units, and restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total
	Unaudited		Unaudited		Audited		Unaudited		Unaudited
Commercial and industrial	$7,141,069	51%	$6,812,596	51%	$6,747,389	51%	$6,654,268	51%	$6,397,736	51%
Commercial - owner-occupied CRE	1,889,400	13%	1,865,242	14%	1,888,238	14%	2,017,733	16%	2,048,489	16%
Total commercial	9,030,469	64%	8,677,838	65%	8,635,627	65%	8,672,001	67%	8,446,225	67%
Commercial real estate	2,860,618	20%	2,705,694	20%	2,629,873	20%	2,545,143	19%	2,432,608	19%
Commercial real estate - multi-family	787,792	6%	764,292	5%	722,637	5%	704,195	5%	561,924	5%
Total commercial real estate	3,648,410	26%	3,469,986	25%	3,352,510	25%	3,249,338	24%	2,994,532	24%
Construction	552,183	4%	537,304	4%	522,263	4%	412,688	3%	371,096	3%
Residential real estate	497,709	4%	477,263	4%	461,412	4%	439,005	3%	415,826	3%
Home equity	127,967	1%	126,096	1%	129,317	1%	133,122	1%	137,461	1%
Personal	179,070	1%	169,178	1%	165,346	1%	173,160	2%	178,141	2%
Total loans	$14,035,808	100%	$13,457,665	100%	$13,266,475	100%	$13,079,314	100%	$12,543,281	100%
Total new loans to new clients (2)	$421,860		$396,599		$498,496		$399,209		$344,356

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	June 30, 2016		March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	$1,828,584	20%	$1,830,084	21%	1,810,085	21%
Healthcare	1,807,451	20%	1,707,426	20%	1,807,764	21%
Finance and insurance	1,487,560	17%	1,368,563	16%	1,333,363	15%
Wholesale trade	804,519	9%	774,917	9%	768,571	9%
Real estate, rental and leasing	559,329	6%	607,346	7%	542,437	6%
Professional, scientific and technical services	572,881	6%	566,940	7%	574,278	7%
Administrative, support, waste management and remediation	486,771	5%	469,752	5%	481,827	5%
Architecture, engineering and construction	293,087	3%	274,190	3%	252,351	3%
Telecommunication and publishing	239,363	3%	212,640	2%	203,994	2%
Retail	242,367	3%	211,625	2%	228,935	3%
All other (1)	708,557	8%	654,355	8%	632,022	8%
Total commercial (2)	$9,030,469	100%	$8,677,838	100%	$8,635,627	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 2% of total loans.

(2)	Includes owner-occupied commercial real estate of $1.9 billion at June 30, 2016, March 31, 2016 and December 31, 2015.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	June 30, 2016		March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Multi-family	$787,792	22%	$764,292	22%	$722,637	22%
Retail	818,106	22%	761,470	22%	763,179	23%
Office	656,420	18%	595,651	17%	572,711	17%
Healthcare	374,553	10%	355,383	10%	335,918	10%
Industrial/warehouse	371,754	10%	334,671	10%	319,958	9%
Land	210,891	6%	241,158	7%	247,190	7%
Residential 1-4 family	55,485	2%	92,252	3%	86,214	3%
Mixed use/other	373,409	10%	325,109	9%	304,703	9%
Total commercial real estate	$3,648,410	100%	$3,469,986	100%	$3,352,510	100%
Construction
Multi-family	$221,342	40%	$152,060	28%	130,020	25%
Healthcare	72,461	13%	118,729	22%	62,460	12%
Retail	109,800	20%	84,485	16%	107,327	21%
Office	35,257	6%	60,259	11%	84,459	16%
Condominiums	22,682	4%	42,851	8%	37,451	7%
Industrial/warehouse	48,239	9%	38,631	7%	46,530	9%
Residential 1-4 family	12,527	2%	18,561	4%	21,849	4%
Mixed use/other	29,875	6%	21,728	4%	32,167	6%
Total construction	$552,183	100%	$537,304	100%	$522,263	100%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q16	1Q16	4Q15	3Q15	2Q15
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.07%	0.05%	0.15%	-0.05%	0.05%
Nonperforming loans to total loans	0.47%	0.44%	0.41%	0.34%	0.45%
Nonperforming loans to total assets	0.36%	0.33%	0.31%	0.26%	0.35%
Nonperforming assets to total assets	0.44%	0.42%	0.35%	0.34%	0.44%
Allowance for loan losses to:
Total loans	1.20%	1.23%	1.21%	1.25%	1.25%
Nonperforming loans	258%	280%	299%	370%	278%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	65,424	59,070	53,749	43,982	56,574
OREO	14,532	14,806	7,273	12,760	15,084
Total nonperforming assets	$79,956	$73,876	$61,022	$56,742	$71,658
Restructured loans accruing interest	$43,177	$28,835	$16,546	$25,697	$36,686
Loans past due and still accruing
30-59 days	$3,827	$14,772	$7,452	$2,236	$2,151
60-89 days	10,695	960	1,615	4,184	672
Total loans past due and still accruing	$14,522	$15,732	$9,067	$6,420	$2,823
Special mention loans	$154,691	$121,239	$120,028	$146,827	$132,441
Potential problem loans	$98,817	$136,322	$132,398	$127,950	$137,757

Nonperforming Loans Rollforward
Beginning balance	$59,070	$53,749	$43,982	$56,574	$71,018
Additions:
New nonaccrual loans	17,076	24,720	19,969	1,127	6,884
Reductions:
Return to performing status	—	(907)	(614)	(998)	—
Paydowns and payoffs, net of advances	(7,185)	(6,920)	(997)	(8,807)	(15,800)
Net sales	(8)	—	(393)	(1,990)	(317)
Transfer to OREO	(674)	(9,294)	(1,141)	(954)	(1,996)
Transfer to loans held for sale	—	—	(667)	—	—
Charge-offs	(2,855)	(2,278)	(6,390)	(970)	(3,215)
Total reductions	(10,722)	(19,399)	(10,202)	(13,719)	(21,328)
Balance at end of period	$65,424	$59,070	$53,749	$43,982	$56,574

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
June 30, 2016
Commercial	$145,781	1.6%	$92,768	1.0%	$48,502	0.5%	$9,030,469
Commercial real estate	500	*	117	*	7,733	0.2%	3,648,410
Construction	143	*	—	—%	—	—%	552,183
Residential real estate	7,140	1.4%	5,091	1.0%	3,993	0.8%	497,709
Home equity	568	0.4%	816	0.6%	5,186	4.1%	127,967
Personal	559	0.3%	25	*	10	*	179,070
Total	$154,691	1.1%	$98,817	0.7%	$65,424	0.5%	$14,035,808
March 31, 2016
Commercial	$111,224	1.3%	$129,776	1.5%	$41,374	0.5%	$8,677,838
Commercial real estate	2,600	0.1%	119	*	8,242	0.2%	3,469,986
Construction	—	—%	—	—%	—	—%	537,304
Residential real estate	6,275	1.3%	5,621	1.2%	3,900	0.8%	477,263
Home equity	555	0.4%	789	0.6%	5,543	4.4%	126,096
Personal	585	0.3%	17	*	11	*	169,178
Total	$121,239	0.9%	$136,322	1.0%	$59,070	0.4%	$13,457,665

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	2Q16	1Q16	4Q15	3Q15	2Q15
Balance at beginning of period	$12,354	$11,759	$15,209	$13,157	$12,650
Provision (release) for unfunded commitments	1,375	595	(3,450)	2,048	507
Recovery of unfunded commitments	—	—	—	4	—
Balance at end of period	$13,729	$12,354	$11,759	$15,209	$13,157
Unfunded commitments, excluding covered assets, at period end	$6,442,994	$6,361,917	$6,468,324	$6,176,419	$6,003,609

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q16	1Q16	4Q15	3Q15	2Q15
Change in allowance for loan losses:
Balance at beginning of period	$165,356	$160,736	$162,868	$157,051	$156,610
Loans charged-off:
Commercial	(2,838)	(78)	(5,654)	(661)	(2,921)
Commercial real estate	(13)	(1,497)	(298)	(175)	(98)
Residential real estate	(33)	(484)	(166)	(97)	(194)
Home equity	(34)	(192)	(260)	(85)	—
Personal	(17)	(150)	(15)	(6)	(28)
Total charge-offs	(2,935)	(2,401)	(6,393)	(1,024)	(3,241)
Recoveries on loans previously charged-off:
Commercial	66	187	786	2,115	984
Commercial real estate	449	296	205	134	272
Construction	13	19	11	10	164
Residential real estate	20	19	16	198	47
Home equity	65	34	314	50	73
Personal	11	30	12	131	86
Total recoveries	624	585	1,344	2,638	1,626
Net (charge-offs) recoveries	(2,311)	(1,816)	(5,049)	1,614	(1,615)
Provisions charged to operating expenses	5,570	6,436	2,917	4,203	2,056
Balance at end of period	$168,615	$165,356	$160,736	$162,868	$157,051
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$115,574	$116,017	$113,161	$115,543	$110,255
Commercial real estate	30,323	28,895	26,454	24,836	26,108
Construction	6,169	4,931	5,441	4,397	3,816
Residential real estate	3,511	3,800	3,700	3,772	4,651
Home equity	2,404	2,651	2,638	2,713	2,750
Personal	2,241	2,311	2,080	2,535	2,003
Total allocated	160,222	158,605	153,474	153,796	149,583
Specific reserve	8,393	6,751	7,262	9,072	7,468
Total	$168,615	$165,356	$160,736	$162,868	$157,051
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	69%	70%	70%	70%	70%
Commercial real estate	18%	18%	17%	15%	17%
Construction	4%	3%	3%	3%	2%
Residential real estate	2%	2%	2%	2%	3%
Home equity	1%	2%	2%	2%	2%
Personal	1%	1%	1%	2%	1%
Total allocated	95%	96%	95%	94%	95%
Specific reserve	5%	4%	5%	6%	5%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.20%	1.23%	1.21%	1.25%	1.25%
Nonperforming loans	258%	280%	299%	370%	278%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total
	Unaudited		Unaudited		Audited		Unaudited		Unaudited
Noninterest-bearing demand deposits	$4,511,893	31%	$4,338,177	30%	$4,355,700	30%	$4,068,816	29%	$3,702,377	28%
Interest-bearing demand deposits	1,781,308	12%	1,445,368	10%	1,503,372	11%	1,264,201	9%	1,304,270	10%
Savings deposits	393,344	3%	410,891	3%	377,191	3%	356,694	3%	329,258	2%
Money market accounts	5,509,072	38%	6,132,695	42%	5,919,252	41%	5,892,791	42%	5,663,030	42%
Time deposits	2,361,777	16%	2,137,738	15%	2,190,077	15%	2,315,237	17%	2,390,001	18%
Total deposits	$14,557,394	100%	$14,464,869	100%	$14,345,592	100%	$13,897,739	100%	$13,388,936	100%
Total new deposits from new clients (1)	$319,812		$274,349		$198,980		$356,399		$251,361

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Noninterest-bearing demand deposits	$442,118	$324,782	$381,723	$371,675	$231,193
Interest-bearing demand deposits	662,605	250,123	242,466	266,133	304,876
Savings deposits	1,128	1,110	974	948	—
Money market accounts	1,527,467	1,824,525	1,818,091	1,903,413	1,926,246
Time deposits:
Traditional	511,924	437,391	437,235	576,859	624,137
CDARS (1)	271,118	197,198	208,086	228,436	348,073
Other	38,120	50,676	74,954	87,463	90,438
Total time deposits	821,162	685,265	720,275	892,758	1,062,648
Total brokered deposits	$3,454,480	$3,085,805	$3,163,529	$3,434,927	$3,524,963
Brokered deposits as a % of total deposits	24%	21%	22%	25%	26%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$267,372	$335	0.50%	$277,624	$340	0.49%	$393,761	$245	0.25%
Securities:
Taxable	2,775,729	15,158	2.19%	2,696,568	15,210	2.26%	2,396,003	13,541	2.26%
Tax-exempt (2)	448,869	3,490	3.11%	445,677	3,550	3.19%	383,514	3,017	3.15%
Total securities	3,224,598	18,648	2.31%	3,142,245	18,760	2.39%	2,779,517	16,558	2.38%
FHLB stock	24,716	170	2.72%	27,076	150	2.19%	26,415	63	0.94%
Loans, excluding covered assets:
Commercial	8,820,606	97,417	4.37%	8,653,066	95,193	4.35%	8,426,836	88,317	4.15%
Commercial real estate	3,501,121	33,870	3.83%	3,378,391	32,368	3.79%	2,916,389	27,019	3.67%
Construction	601,221	6,024	3.96%	574,879	5,634	3.88%	392,676	4,036	4.07%
Residential	515,340	4,395	3.41%	492,031	4,501	3.66%	415,942	3,541	3.40%
Personal and home equity	305,582	2,300	3.03%	294,415	2,261	3.09%	320,661	2,457	3.07%
Total loans, excluding covered assets (3)	13,743,870	144,006	4.15%	13,392,782	139,957	4.14%	12,472,504	125,370	3.98%
Covered assets (4)	24,795	158	2.56%	25,932	110	1.71%	30,939	277	3.61%
Total interest-earning assets (2)	17,285,351	$163,317	3.74%	16,865,659	$159,317	3.74%	15,703,136	$142,513	3.60%
Cash and due from banks	183,421			174,649			173,915
Allowance for loan and covered loan losses	(173,096)			(169,243)			(164,844)
Other assets	551,556			521,724			496,560
Total assets	$17,847,232			$17,392,789			$16,208,767
Liabilities and Equity :
Interest-bearing demand deposits	$1,520,116	$1,155	0.30%	$1,487,752	$1,107	0.30%	$1,428,497	$966	0.27%
Savings deposits	398,756	475	0.48%	393,042	466	0.48%	330,092	322	0.39%
Money market accounts	5,897,507	6,197	0.42%	5,999,516	5,896	0.39%	5,879,152	4,631	0.32%
Time deposits	2,253,212	6,068	1.08%	2,157,421	5,672	1.05%	2,437,037	5,730	0.94%
Total interest-bearing deposits	10,069,591	13,895	0.55%	10,037,731	13,141	0.52%	10,074,778	11,649	0.46%
Short-term borrowings	777,941	995	0.51%	251,088	230	0.36%	327,226	234	0.28%
Long-term debt	592,097	5,216	3.51%	688,227	5,211	3.02%	452,480	4,972	4.39%
Total interest-bearing liabilities	11,439,629	20,106	0.70%	10,977,046	18,582	0.68%	10,854,484	16,855	0.62%
Noninterest-bearing demand deposits	4,386,950			4,469,405			3,637,010
Other liabilities	211,450			198,807			145,377
Equity	1,809,203			1,747,531			1,571,896
Total liabilities and equity	$17,847,232			$17,392,789			$16,208,767
Net interest spread (2)(5)			3.04%			3.06%			2.98%
Contribution of noninterest-bearing sources of funds			0.24%			0.24%			0.19%
Net interest income/margin (2)(5)		143,211	3.28%		140,735	3.30%		125,658	3.17%
Less: tax equivalent adjustment		1,194			1,217			1,036
Net interest income, as reported		$142,017			$139,518			$124,622

(1)	Interest income included $9.0 million, $7.9 million, and $6.3 million in loan fees for the six months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $63.8 million, $53.7 million, and $63.7 million for the six months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $677,000, $546,000 and $613,000 for the six months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Six Months Ended June 30,
	2016			2015
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$272,498	$675	0.49%	$407,228	$506	0.25%
Securities:
Taxable	2,736,148	30,368	2.22%	2,379,456	27,097	2.28%
Tax-exempt (2)	447,273	7,040	3.15%	365,783	5,767	3.15%
Total securities	3,183,421	37,408	2.35%	2,745,239	32,864	2.40%
FHLB stock	25,896	320	2.44%	27,533	111	0.80%
Loans, excluding covered assets:
Commercial	8,736,817	192,610	4.36%	8,262,658	173,309	4.17%
Commercial real estate	3,439,757	66,237	3.81%	2,901,855	54,604	3.74%
Construction	588,057	11,658	3.92%	390,666	7,834	3.99%
Residential	503,698	8,896	3.53%	401,106	7,027	3.50%
Personal and home equity	299,998	4,562	3.06%	331,315	4,939	3.01%
Total loans, excluding covered assets (3)	13,568,327	283,963	4.14%	12,287,600	247,713	4.01%
Covered assets (4)	25,363	268	2.12%	31,865	636	4.02%
Total interest-earning assets (2)	17,075,505	$322,634	3.74%	15,499,465	$281,830	3.62%
Cash and due from banks	179,035			172,629
Allowance for loan and covered loan losses	(171,170)			(162,709)
Other assets	536,641			491,609
Total assets	$17,620,011			$16,000,994
Liabilities and Equity:
Interest-bearing demand deposits	$1,503,934	$2,262	0.30%	$1,476,046	$1,972	0.27%
Savings deposits	395,899	942	0.48%	327,866	634	0.39%
Money market accounts	5,948,512	12,093	0.41%	5,709,614	8,929	0.32%
Time deposits	2,205,317	11,739	1.07%	2,498,196	11,369	0.92%
Total interest-bearing deposits	10,053,662	27,036	0.54%	10,011,722	22,904	0.46%
Short-term borrowings	514,515	1,225	0.47%	302,173	431	0.28%
Long-term debt	640,162	10,427	3.25%	398,931	9,900	4.96%
Total interest-bearing liabilities	11,208,339	38,688	0.69%	10,712,826	33,235	0.62%
Noninterest-bearing demand deposits	4,428,177			3,595,097
Other liabilities	205,128			145,786
Equity	1,778,367			1,547,285
Total liabilities and equity	$17,620,011			$16,000,994
Net interest spread (2)(5)			3.05%			3.00%
Contribution of noninterest-bearing sources of funds			0.24%			0.19%
Net interest income/margin (2)(5)		283,946	3.29%		248,595	3.19%
Less: tax-equivalent adjustment		2,411			1,980
Net interest income, as reported		$281,535			$246,615

(1)	Interest income included $16.8 million and $13.8 million in loan fees for the six months ended June 30, 2016 and 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $58.7 million and $65.8 million for the six months ended June 30, 2016 and 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $1.2 million and $1.3 million for the six months ended June 30, 2016 and 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2016		2015
	June 30	March 31	December 31	September 30	June 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$142,017	$139,518	$136,591	$131,209	$124,622
Taxable-equivalent adjustment	1,194	1,217	1,206	1,136	1,036
Taxable-equivalent net interest income (a)	$143,211	$140,735	$137,797	$132,345	$125,658
Average Earning Assets (b)	$17,285,351	$16,865,659	$16,631,958	$16,050,598	$15,703,136
Net Interest Margin ((a) annualized) / (b)	3.28%	3.30%	3.25%	3.23%	3.17%
Net Revenue
Taxable-equivalent net interest income	$143,211	$140,735	$137,797	$132,345	$125,658
U.S. GAAP non-interest income	37,130	33,602	32,648	30,789	33,059
Net revenue (c)	$180,341	$174,337	$170,445	$163,134	$158,717
Operating Profit
U.S. GAAP income before income taxes	$79,362	$76,225	$83,388	$72,626	$73,668
Provision for loan and covered loan losses	5,569	6,402	2,831	4,197	2,116
Taxable-equivalent adjustment	1,194	1,217	1,206	1,136	1,036
Operating profit	$86,125	$83,844	$87,425	$77,959	$76,820
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$94,216	$90,493	$83,020	$85,175	$81,897
Net revenue	$180,341	$174,337	$170,445	$163,134	$158,717
Efficiency ratio (d) / (c)	52.24%	51.91%	48.71%	52.21%	51.60%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$50,365	$49,552	$52,137	$45,268	$46,422
Amortization of intangibles, net of tax	332	331	357	353	398
Adjusted net income (e)	$50,697	$49,883	$52,494	$45,621	$46,820
Average Tangible Common Equity
U.S. GAAP average total equity	$1,809,203	$1,747,531	$1,683,484	$1,625,982	$1,571,896
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	2,613	3,153	3,711	4,291	4,897
Average tangible common equity (f)	$1,712,549	$1,650,337	$1,585,732	$1,527,650	$1,472,958
Return on average tangible common equity ((e) annualized) / (f)	11.91%	12.16%	13.13%	11.85%	12.75%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Taxable-equivalent net interest income
U.S. GAAP net interest income	$281,535	$246,615
Taxable-equivalent adjustment	2,411	1,980
Taxable-equivalent net interest income (a)	$283,946	$248,595
Average Earning Assets (b)	$17,075,505	$15,499,465
Net Interest Margin ((a) annualized) / (b)	3.29%	3.19%
Net Revenue
Taxable-equivalent net interest income	$283,946	$248,595
U.S. GAAP non-interest income	70,732	66,575
Net revenue (c)	$354,678	$315,170
Operating Profit
U.S. GAAP income before income taxes	$155,587	$140,386
Provision for loan and covered loan losses	11,971	7,762
Taxable-equivalent adjustment	2,411	1,980
Operating profit	$169,969	$150,128
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$184,709	$165,042
Net revenue	$354,678	$315,170
Efficiency ratio (d) / (c)	52.08%	52.37%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$99,917	$87,906
Amortization of intangibles, net of tax	663	795
Adjusted net income (e)	$100,580	$88,701
Average Tangible Common Equity
U.S. GAAP average total equity	$1,778,367	$1,547,285
Less: average goodwill	94,041	94,041
Less: average other intangibles	2,883	5,222
Average tangible common equity (f)	$1,681,443	$1,448,022
Return on average tangible common equity ((e) annualized) / (f)	12.03%	12.35%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited

	As of
	2016		2015
	June 30	March 31	December 31	September 30	June 30
Tangible Common Equity
U.S. GAAP total equity	$1,831,150	$1,767,991	$1,698,951	$1,647,999	$1,584,796
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	2,349	2,890	3,430	4,008	4,586
Tangible common equity (g)	$1,734,760	$1,671,060	$1,601,480	$1,549,950	$1,486,169
Tangible Assets
U.S. GAAP total assets	$18,169,191	$17,667,372	$17,252,848	$16,888,008	$16,219,276
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	2,349	2,890	3,430	4,008	4,586
Tangible assets (h)	$18,072,801	$17,570,441	$17,155,377	$16,789,959	$16,120,649
Period-end Common Shares Outstanding (i)	79,464	79,322	79,097	78,863	78,717
Ratios:
Tangible common equity to tangible assets (g) / (h)	9.60%	9.51%	9.34%	9.23%	9.22%
Tangible book value (g) / (i)	$21.83	$21.07	$20.25	$19.65	$18.88

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.